Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

EZCORP, Inc.
Austin, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated November 20, 2012, except for Notes 1, 2, 4, 6, 7, 12, 14, 18, 19 and 23, which are as of October 3, 2013, relating to the consolidated financial statements of EZCORP and our report dated November 20, 2012, relating to the effectiveness of EZCORP’s internal control over financial reporting appearing in the Company’s Form 8-K filed October 3, 2013.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Dallas, Texas

October 10, 2013